Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, the registrant had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common shares, each with a nominal value of EUR0.01	PICS	The Nasdaq Stock Market LLC

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, or the annual report, to which this Exhibit 2.1 is an exhibit.

Description of Common Shares

Below is a brief summary of certain significant provisions of our articles of association and the applicable Dutch law. This description does not purport to be complete and is qualified by reference to our articles of association (an English translation of which is attached as Exhibit 1.1 to the annual report) and applicable Dutch law.

General

We were incorporated on December 27, 2023 as a private limited liability company under Dutch law, with our corporate seat in Amsterdam, the Netherlands, with the name “Picpay Holdings Netherlands B.V.” In connection with our initial public offering, we were converted into a public limited liability company under Dutch law with the name “PicS N.V.” Our registered office is located at Stroombaan 10, 1181 VX Amstelveen, the Netherlands. We are registered with the trade register of the Dutch chamber of commerce under number 92410456.

Share Capital

As of the date of this annual report, our issued and outstanding share capital amounts to EUR9,076,521.59, divided into 43,135,919 Class A common shares and 86,451,624 Class B common shares, fully paid-up.

As of the date of this annual report, our authorized share capital amounts to EUR36,360,000.90 divided into 186,000,000 Class A common shares, with a nominal value of EUR0.01 each, 345,000,000 Class B common shares, with a nominal value of EUR0.10 each, and 10 conversion shares, with a nominal value of EUR0.09 each. Under Dutch law, at least 20% of the authorized capital of a public limited liability company must be issued and at least 25% of the nominal value of the issued shares (and authorized share capital) must be paid up. The issued and paid-up capital must total at least EUR45,000. Payment on shares in kind is possible. Our authorized share capital is the maximum capital that we may issue shares for without amending our Articles of Association. An amendment of our Articles of Association would require a resolution of our general meeting, at the proposal of the board of directors, to be passed by a simple majority.

History of Share Capital

Upon incorporation on December 27, 2023, PicPay Netherlands issued 100 ordinary shares, with a nominal value of EUR0.01 each, to J&F International.

Effective as of December 29, 2023, J&F International transferred the beneficial entitlement to: (i) 4% of the issued shares of PicPay Netherlands to Stichting JAB; (ii) 3% of the issued shares of PicPay Netherlands to Stichting ACC Family; (iii) 1% of the issued shares of PicPay Netherlands to Stichting AGR; and (iv) 1% of the issued shares of PicPay Netherlands to Stichting ECS. The legal transfer of these shares was effected on March 14, 2024.

Effective as of December 30, 2023, J&F International, at that time the beneficial holder of 100% of the Class B common shares of PicS Ltd. (representing 99.615% of the total issued and outstanding common shares of PicS Ltd.), contributed the beneficial entitlement to these common shares to PicPay Netherlands, by way of a share premium contribution on the shares in the capital of PicPay Netherlands. The legal transfer of the Class B common shares of PicS Ltd. to PicPay Netherlands was effected on March 14, 2024. As of the date of this annual report, PicPay Netherlands directly holds 100% of the Class B common shares of PicS Ltd. (representing 99.615% of the total issued and outstanding common shares of PicS Ltd.) and indirectly owns the beneficial entitlement to 100% of the Class A common shares of PicS Ltd. (representing 0.385% of the total issued and outstanding common shares of PicS Ltd.).

Effective as of December 31, 2023, J&F International transferred the beneficial entitlement to 9% of the issued shares of PicPay Netherlands to Banco Original in consideration for the partial repayment of an outstanding debt to Banco Original that J&F International had assumed from its sole shareholder, J&F Participações. The legal transfer of these shares was effected on March 14, 2024.

Effective as of September 12, 2024, pursuant to an amendment of the articles of association of PicPay Netherlands, each of the 100 issued and outstanding ordinary shares in the capital of PicPay Netherlands, with a nominal value of EUR0.01 each, were split into 2 ordinary shares, with a nominal value of EUR0.005 each. As a result, the issued and outstanding capital of PicPay Netherlands consists of 200 ordinary shares, each with a nominal value of EUR0.005.

Effective as of January 5, 2026, pursuant to an amendment of the articles of association of PicPay Netherlands, of the 200 issued and outstanding ordinary shares, with a nominal value of EUR0.005 each, in the capital of PicPay Netherlands, 38 ordinary shares were converted into 38 Class A common shares, with a nominal value of EUR0.01 each, and 162 ordinary shares were converted into 162 Class B common shares, with a nominal value of EUR0.10 each.

Effective as of January 29, 2026, pursuant to an amendment of the articles of association of PicPay Netherlands, the nominal value of each of our then outstanding Class A common shares was increased from EUR0.01 to EUR5,336.52, and the nominal value of each of our then outstanding Class B common shares was increased from EUR0.10 to EUR53,365.20. The payment obligation as a result of the capital increase was charged at the expense of our share premium reserve.

Effective as of January 29, 2026, pursuant to an amendment of the articles of association of PicPay Netherlands, each of our then outstanding Class A common shares, with a nominal value of EUR5,336.52 each, was split and converted into 533,652 Class A common shares, with a nominal value of EUR0.01 each, and each of our then outstanding Class B common shares, with a nominal value of EUR53,365.20 each, was split and converted into 533,652 Class B common shares, with a nominal value of EUR0.10 each.

On January 30, 2026, prior to the closing of the offering, our authorized share capital comprised Class A common shares R$0.06 (EUR0.01 nominal value), Class B common shares R$0.61 (EUR0.10 nominal value) and conversion shares R$0.55 (EUR0.09 nominal value). Each Class B common share is convertible into one Class A common share and one conversion share. Upon completion of the offering, our outstanding share capital was comprised of 43,135,919 Class A common shares and 86,451,624 Class B common shares. No conversion shares were outstanding after the offering.

Following the offering, our authorized share capital amounted to R$225,374,000 (EUR36,360,000.90), and we remained in compliance with applicable Dutch statutory capital requirements.

PicS Ltd.

PicS Ltd. was incorporated by Maples Corporate Services Limited, its sole shareholder, on January 18, 2021, as a Cayman Islands exempted company with limited liability. On the same date, Maples Corporate Services Limited transferred its sole share, par value US$0.00005 to Mr. José Batista Sobrinho.

On April 19, 2021, the direct shareholders of PicPay Brazil at the time contributed substantially all of their shares in PicPay Brazil to PicS Ltd. In consideration for these contributions, PicS Ltd. issued new Class A common shares or Class B common shares, as follows: (1) to J&F Participações, 857,430,000 Class B common shares, representing 95.27% of PicS Ltd.’s total capital stock; (2) to Mr. Anderson Chamon, 29,970,000 Class A common shares, representing 3.33% of PicS Ltd.’s total capital stock; and (3) to Mr. José Antonio Batista Costa, 12,600,000 Class A common shares, representing 1.40% of PicS Ltd.’s total capital stock. In addition, the existing sole share currently in issue to Mr. José Batista Sobrinho was repurchased by PicS Ltd.

On May 10, 2021, the following transfers took place: (1) J&F Participações transferred (i) 847,440,000 Class B common shares, representing 94.16% of PicS Ltd.’s total capital stock, to J&F International, and (ii) 9,990,000 Class B common shares (which automatically converted into Class A common shares in accordance with PicS Ltd.’s Articles of Association), representing 1.11% of PicS Ltd.’s total capital stock, to AGR Holdings B.V., a private limited liability company incorporated under Dutch law (“AGR Holdings”); (2) Mr. Anderson Chamon transferred 29,970,000 Class A common shares, representing 3.33% of PicS Ltd.’s total capital stock, to Belami Holdings B.V., a private limited liability company incorporated under Dutch law (“Belami Holdings”); and (3) Mr. José Antonio Batista Costa transferred 12,600,000 Class A common shares, representing 1.40% of PicS Ltd.’s total capital stock, to JAB Holland B.V., a private limited liability company incorporated under Dutch law (“JAB Holland”).

On June 16, 2021, Belami Holdings, JAB Holland and AGR Holdings transferred all of the shares held by them to Belami Capital SP, a private investment fund, organized within a segregated portfolio company in the Cayman Islands (“Belami Capital”), JAB Capital SP, a private investment fund, organized within a segregated portfolio company in the Cayman Islands (“JAB Capital”) and AGR Capital SP, a private investment fund, organized within a segregated portfolio company in the Cayman Islands (“AGR Capital”), respectively.

On December 1, 2021, PicS Ltd. conducted a five-for-one share split of its common shares and recorded capital increases in an aggregate amount of R$104.8 million, pursuant to which it issued 677,728,496 Class B common shares to J&F International.

On December 1, 2021, J&F Participações transferred all of its shares in PicPay Brazil that it had acquired in July and September 2021 to PicS Ltd. in exchange for 2,433,869,508 newly-issued Class B common shares. On January 7, 2022 (and effective from December 21, 2021), J&F Participações transferred these Class B common shares to J&F International.

On January 7, 2022 (and effective as from September 30, 2021), J&F Participações transferred all of its shares in PicPay Brazil that it had acquired in October and November 2021 to PicS Ltd. in exchange for 4,724,409,732 newly-issued Class B common shares. On January 7, 2022 (and effective as from September 30, 2021), J&F Participações transferred these Class B common shares to J&F International.

On May 17, 2022, J&F Participações transferred all of its shares in PicS Holding, a Brazilian holding company and direct controlling shareholder of PicPay Brazil, to PicS Ltd. in exchange for 23,883,522,726 newly-issued Class B common shares. On September 22, 2022, J&F Participações transferred these Class B common shares to J&F International.

On August 8, 2022 (and effective as from June 30, 2022), PicS Ltd. recorded a capital increase of R$59.1 million made in June 2022, pursuant to which it issued 4,101,097,815 Class B common shares to J&F International.

On October 18, 2022, PicS Ltd. conducted a 1-for-2,000 reverse share split of its common shares.

On November 4, 2022, J&F Participações transferred all of its shares in PicS Holding to PicS Ltd. in exchange for 13,993,823 newly-issued Class B common shares of PicS Ltd. On January 4, 2023, J&F Participações transferred these Class B common shares to J&F International.

Effective as of December 28, 2023, Belami Holdings, JAB Holland and AGR Holdings transferred their beneficial entitlements to 100% of the issued shares of Belami Capital, JAB Capital SP and AGR Capital SP, respectively, to J&F International. Effective as of December 30, 2023, J&F International contributed the beneficial entitlement to these shares to PicPay Netherlands, by way of a share premium contribution on the shares in the capital of PicPay Netherlands.

On June 28, 2024, J&F Participações invested R$100.0 million in PicS Holding, through the issuance and subscription of 100,000,000 quotas, all nominative and with par value of R$1.00. On the same date, PicS Holding invested the same amount in PicPay Bank through the issuance and subscription of 32,046,456 shares, all nominative and without par value.

On July 11, 2024, J&F International invested R$1.3 million in PicPay Netherlands, without the issuance of new shares.

On September 6, 2024, J&F International invested R$2.5 million in PicPay Netherlands, without the issuance of new shares.

On September 19, 2024, J&F Participações invested R$130.0 million in PicS Holding, through the issuance and subscription of 130,000,000 quotas, all nominative and with par value of R$1.00 each. On the same date PicS Holding invested the same amount in PicPay Bank through the issuance and subscription of 37,692,578 shares, all nominative and without par value.

On December 23, 2024, J&F International invested R$101.3 million in PicPay Netherlands without the issuance of new shares. On the same date, PicPay Netherlands invested the same amount in PicS Ltd., without the issuance of new shares. On December 27, 2024, PicS Ltd. invested R$101.8 million in PicS Holding, through the issuance and subscription of 101,796,000 quotas, all nominative and with par value of R$1.00 each. On the same date, PicS Holding invested R$100.0 million in PicPay Bank through the issuance and subscription of 27,943,204 shares, all nominative and without par value.

On February 26, 2025, J&F International invested R$319.9 million in PicPay Netherlands without the issuance of new shares. On the same date, PicPay Netherlands invested the same amount in PicS Ltd., without the issuance of new shares. On February 27, 2025, PicS Ltd. invested R$321.5 million in PicS Holding through the issuance and subscription of 321,489,832 quotas, all nominative and with a par value of R$1.00 each. On the same date, PicS Holding invested R$321.8 million in PicPay Bank through the issuance and subscription of 88,121,683 shares, all nominative and without par value.

On March 25, 2025, J&F International invested R$50.3 million in PicPay Netherlands without the issuance of new shares. On the same date, PicPay Netherlands invested the same amount in PicS Ltd. without the issuance of new shares. On March 27, 2025, PicS Ltd. invested R$50.8 million in PicS Holding through the issuance and subscription of 50,774,638 quotas, all nominative and with par value of R$1.00 each. On the same date, PicS Holding invested R$50 million in PicPay Bank through the issuance and subscription of 31,643,364 shares, all nominative and without par value.

On April 28, 2025, J&F International invested R$125.5 million in PicPay Netherlands without the issuance of new shares. On April 29, 2025, PicPay Netherlands invested R$122.1 million in PicS Ltd. without the issuance of new shares. On April 30, 2025, PicS Ltd. invested R$121.6 million in PicS Holding through the issuance and subscription of 121,616,277 quotas, all nominative and with par value of R$1.00 each. On the same date, PicS Holding invested R$121.2 million in PicPay Bank through the issuance and subscription of 49,627,302 shares, all nominative and without par value.

On May 27, 2025, J&F International invested R$50.0 million in PicPay Netherlands without the issuance of new shares. On the same date, PicPay Netherlands invested the same amount in PicS Ltd. without the issuance of new shares. On May 28, 2025, PicS Ltd. invested R$50.2 million in PicS Holding through the issuance and subscription of 50,163,586 quotas, all nominative and with par value of R$1.00 each. On May 29, 2025, PicS Holding invested R$50.0 million in PicPay Bank through the issuance and subscription of 21,777,231 shares, all nominative and without par value.

On July 21, 2025, J&F International invested R$108.4 million in PicPay Netherlands without the issuance of new shares. On the same date, PicPay Netherlands invested the same amount in PicS Ltd., without the issuance of new shares. On July 23, 2025, PicS Ltd invested R$108.3 million in PicS Holding through the issuance and subscription of 108,317,593 quotas, all nominative and with a par value of R$1.00 each. On the same date, PicS Holding invested R$107.9 million in PicPay Bank through the issuance and subscription of 46,423,381 shares, all nominative and without par value.

On September 23, 2025, J&F International invested R$149.4 million in PicPay Netherlands without the issuance of new shares. On September 24, 2025, PicPay Netherlands invested the same amount in PicS Ltd., without the issuance of new shares. On September 25, 2025, PicS Ltd. invested R$150.4 million in PicS Holding through the issuance and subscription of 150,000,000 quotas, all nominative and with a par value of R$1.00 each. On September 26, 2025, PicS Holding invested R$150.0 million in PicPay Bank through the issuance and subscription of 60,880,607 shares, all nominative and without par value.

On November 25, 2025, J&F International invested R$360.0 million in PicPay Netherlands without the issuance of new shares. On the same day, PicPay Netherlands invested the same amount in PicS Ltd., without the issuance of new shares, and PicS Ltd. invested the same amount in PicS Holding, through the issuance and subscription of 360,000,000 quotas, all nominative and with a par value of R$1.00 each.

On November 26, 2025, we approved a disproportional partial spin-off of PicS Holding, which involved the transfer of equity in the amount of R$360.0 million to J&F Participações S.A. As a result, J&F Participações S.A. no longer holds a direct interest in PicS Holding. Following the completion of this transaction, PicS Ltd. became the holder of 100% of the share capital of PicS Holding.

Treasury Shares

As of the date of this annual report, PicPay Netherlands has 5,000,000 Class A common shares in treasury for use in its long-term incentive plan.

Transfer Agent

We have appointed Equiniti Trust Company, LLC as our agent in New York to maintain part of PicPay Netherlands’ shareholders’ register and to act as transfer agent, registrar and paying agent for the Class A common shares. Beneficial interests in the Class A common shares are held in book-entry form. The transfer agent, registrar and paying agent’s address is 28 Liberty Street 53rd floor, New York, NY, 10005, and its telephone number is 718-921-8157.

Exercise of Rights by Controlling Shareholders

Under Dutch law, shareholders are in principle entitled to pursue their own interests. However, the Dutch Civil Code provides that shareholders shall act in relation to PicPay Netherlands and its corporate bodies as well as their fellow shareholders in keeping with the principles of reasonableness and fairness (redelijkheid en billijkheid). The Dutch Corporate Governance Code adds that this includes the willingness to engage in a dialogue with PicPay Netherlands and the other shareholders. The foregoing means that an individual shareholder or a group of shareholders (whether or not acting in concert) (such as the controlling shareholders) may not in all circumstances be able to exercise their shareholder rights to the fullest extent. For example, if the controlling shareholders were to exercise their shareholder rights (including, without limitation, their voting rights) in breach of these principles of reasonableness and fairness, it may result in PicPay Netherlands and/or other (non-controlling) shareholders successfully opposing to such exercise and may, in extraordinary circumstances, expose the controlling shareholders to liability towards PicPay Netherlands and/or other (non-controlling) shareholders for damages incurred.

Issuance of Shares

The general meeting has the authority to resolve on any issuance of Shares. The general meeting may also delegate this authority to the board of directors. The foregoing also applies to the granting of rights to subscribe for Shares, such as options, but does not apply to the issuance of Shares to a person exercising a previously acquired right to subscribe for Shares. The designation granted pursuant to the aforesaid authorization must determine the number and class of shares that may be issued. The delegation may from time to time be extended for a period not exceeding five years. A resolution by the general meeting to issue shares or designate the board of directors to issue shares requires a prior or simultaneous approval by each group of holders of a class of common shares whose rights are affected by the issuance or designation.

Upon an issuance of Shares, the nominal amount thereof and any share premium must be paid. Shares may only be issued against payment in full of the amount. Insofar as no other form of payment has been agreed, payment on Shares shall be made in cash.

Any issuance of Shares or grant of rights to subscribe for Shares and/or any limitation or exclusion of pre-emptive rights in respect of such issuance or grant, whether resolved upon by the general meeting or by the board of directors, as applicable, shall be made with due observance of the applicable statutory provisions and the provisions included in the Articles of Association (including, without limitation, the principles of reasonableness and fairness as described above). The foregoing, for example, means that an issuance of Class A common shares to one shareholder or a specific group of shareholders (such as the controlling shareholders) against an issue price at a discount to the trading price may not in all circumstances be effected due to such transaction not being in the corporate interest and/or it constituting a breach of the principles of reasonableness and fairness as described above.

No new Class B common shares shall be issued when the aggregate number of voting rights attached to all issued and outstanding Class B common shares falls below 10% of the voting power in the general meeting.

Pursuant to a resolution adopted by our general meeting on January 28, 2026, our board of directors was irrevocably granted the authority for a period of 18 months commencing on January 30, 2026 (being the date we closed our initial public offering), to resolve to issue, or to grant rights to subscribe for, up to a maximum of 10% of the issued shares in our capital as of the date of closing of our initial public offering, plus an additional 10% of the issued shares in our capital as of the date of our initial public offering in connection with or at the occasion of mergers and acquisitions and strategic alliances, provided that at any time that there are Class A common shares in issue additional Class B common shares may only be issued pursuant to (1) a dividend or other distribution paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares exercise their pre-emptive right to allow them to maintain their proportional ownership interests in us. For more information see “—Pre-emptive or Similar Rights.”

Share Certificates

Dutch law allows a public limited liability company to issue share certificates, provided these are kept by a central institute or intermediary within the meaning of article 1 of the Dutch Giro Securities Act (Wet Giraal Effectenverkeer). The Articles of Association do not allow the issuance of share certificates.

Financial Year

PicPay Netherlands’ financial year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

As a matter of Dutch law, the voting right of each class of Shares is proportionate to its respective nominal value such that each Class A common share confers the right to cast one vote at a general meeting, each Class B common share confers the right to cast 10 votes at a general meeting. Shareholders may vote by proxy. If and to the extent voting rights are not suspended, each conversion share confers the right on the holder to cast nine votes at a general meeting. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the Articles of Association prescribe a larger majority or unanimity.

The holders of the Class A common shares and the Class B common shares have identical rights, except that (i) the holder of Class B common shares is entitled to 10 votes per share where holders of Class A common shares are entitled to one vote per share and (ii) Class B common shares have certain conversion rights. For more information see “—Conversion.”

The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the appointment of directors) submitted to a vote of the general meeting, except as provided below and as otherwise required by law.

The Articles of Association provide for any resolution to amend the Articles of Association which specifically damages any right of the holders of Shares of a specific class to require the approval of the relevant class meeting (being a meeting of the holders of the class of Shares concerned).

No votes may be cast at a general meeting on Shares held by PicPay Netherlands or its subsidiaries. Also, no voting rights may be cast at a general meeting in respect of common shares for which depositary receipts have been issued that are owned by PicPay Netherlands or its subsidiaries, if the right of usufruct or pledge was granted prior to the time such shares were acquired by PicPay Netherlands or its subsidiaries. Nonetheless, the holders of a right of usufruct (vruchtgebruik) or pledge (pandrecht) in respect of shares held by PicPay Netherlands and its subsidiaries in our share capital are not excluded from the right to vote on such shares. Neither PicPay Netherlands nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge. Shares which are not entitled to voting rights will not be taken into account for the purposes of determining the number of shareholders or other persons that are eligible to vote and that are present or represented.

Under Dutch law, as implemented in our Articles of Association, a resolution to reduce the issued share capital requires at least two-thirds of the votes cast at a meeting if less than 50% of the issued share capital is present or represented.

Under Dutch law, our Articles of Association and/or our regulations of the board of directors any important change in the identity or character of PicPay Netherlands must be approved by the general meeting, including (i) the transfer of the business enterprise of PicPay Netherlands or practically the entire business enterprise of PicPay Netherlands business and/or assets to a third party, (ii) the entering into or termination of a long-lasting cooperation by PicPay Netherlands or a subsidiary (dochtermaatschappij) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, if such cooperation or the termination thereof is of essential importance to PicPay Netherlands, (iii) the acquisition or disposal by PicPay Netherlands or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes set out in the last adopted annual accounts of PicPay Netherlands and (iv) a merger, consolidation, scheme, arrangement or other business combination in which PicPay Netherlands is involved with a value exceeding US$500,000,000.

The absence of such approval of the general meeting does not affect the authority of the board of directors or directors to represent PicPay Netherlands.

Pre-emptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to pre-emptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

Under the Articles of Association, each shareholder has a pre-emptive right upon an issuance of common shares (or the granting of rights to subscribe for common shares) in proportion to the aggregate amount of its Class A common shares and Class B common shares, whereby each shareholder will receive Class A common shares and Class B common shares in the same proportion as is held by such shareholder at 9:00 a.m. Eastern Time on the date the issue of shares is resolved upon or such other date as determined by the board of directors, as a result of which holders of Class B common shares are able to maintain their proportionate ownership interest in us.

The pre-emptive right does not apply to: (1) shares issued to employees of PicPay Netherlands or a group company of PicPay Netherlands as referred to in Section 2:24b Dutch Civil Code, (2) shares that are issued against payment other than in cash; and (3) shares issued to a person exercising a previously granted right to subscribe for shares.

No pre-emptive rights shall apply in respect of any issuance of conversion shares.

Pre-emptive rights may also be limited or excluded by a resolution by the board of directors if the board has been designated the authority by the general meeting for a specific period and with due observance of applicable statutory provisions, and the board has also been designated the authority to issue shares. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

Pursuant to a resolution adopted by our general meeting on January 28, 2026, our board of directors was irrevocably granted the authority for a period of 18 months commencing on January 30, 2026 (being the date we closed our initial public offering), to resolve to limit or exclude the pre-emptive rights in respect of an issuance of shares.

Subject to Section 2:96a of the Dutch Civil Code, when adopting a resolution to issue new shares, the general meeting or the board of directors, as the case may be, may determine how and during which period pre-emptive rights may be exercised.

In addition, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Class A Common Shares—We have granted the holders of our Class B common shares preemptive rights to acquire shares that we may issue in the future, which may impair our ability to raise funds.”

Change of Control

We hold equity interest in PicPay Brazil, which is a regulated entity by the Brazilian Central Bank. If a proposed action would result in a change or modification of the control of PicPay Brazil, such proposed transfer, issuance, conversion or action must be submitted to the Brazilian Central Bank for prior approval in accordance with Article 3, IV, of BCB Resolution 81/2021, and such transfer, issuance, conversion or other action may only be effected after such approval is duly obtained. For more information, see “Item 4. Information on the Company—B. Business Overview—Regulation—Other Rules—Change of Corporate Control and Qualified Equity Interest.”

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share and one conversion share or (2) upon a resolution by the class meeting of holders of Class B common shares, one or more outstanding Class B common shares shall be converted into Class A common shares and conversion shares in the same ratio as set out above or (3) upon a transfer of such Class B common share, with the exception of certain transfers as described in the Articles of Association or upon a holder of Class B common shares ceasing to be a “permitted transferee” as further defined in the Articles of Association or (4) upon the voting rights attached to the outstanding Class B common shares representing less than 10% of the aggregated number of voting rights attached to the shares in the capital of PicPay Netherlands then issued and outstanding.

A holder of Class B common shares wishing to convert its Class B common shares may at all times provide the board of directors with a conversion request requesting conversion of one or more of its Class B common shares. A conversion request must at least include (i) the number of Class B common shares to which the request relates, (ii) an irrevocable and unconditional power of attorney from the shareholder requesting conversion to PicPay Netherlands, with full power of substitution and governed by Dutch law, to offer and transfer the conversion shares resulting from the conversion to PicPay Netherlands against no consideration (om niet), and (iii) several representations as further set out in the Articles of Association.

After receipt of a request for conversion of Class B common shares into Class A common shares and conversion shares duly completed and signed to the satisfaction of our board of directors: (i) the board of directors shall resolve to convert the number of Class B common shares to which the conversion request relates into Class A common shares and conversion shares, whereby each Class B common share is converted into one Class A common share and one conversion share and (ii) the requesting shareholder shall be obliged to offer and transfer the conversion shares to PicPay Netherlands for no consideration.

In addition, each Class B common share will convert automatically into one Class A common share and one conversion share upon any transfer, whether or not against a consideration, except for certain transfers described in the Articles of Association, such as transfers to affiliates, transfers to and between holders of our Class B common shares, their family members and their respective heirs and successors, trusts solely for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities exclusively owned by the shareholder or their affiliates and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

Furthermore, each Class B common share will convert automatically into one Class A common share and one conversion share and no Class B common shares will be issued thereafter if, at any time, the voting rights attached to the outstanding Class B common shares represents less than 10% of the aggregated number of voting rights attached to the shares in the capital of PicPay Netherlands then issued and outstanding.

Upon the occurrence of any of the automatic conversion events described above, the shareholder concerned shall be obliged to notify the board of directors thereof by means of a written notice addressed to the board of directors.

The conversion shares are introduced to facilitate a 1:1 conversion of Class B common shares into Class A common shares under Dutch law. A 1:1 conversion of Class B common shares into Class A common shares would result in a capital reduction as the nominal value of the Class B common shares is higher than the nominal value of the Class A common shares. A capital reduction under Dutch law requires a resolution by the general meeting of PicPay Netherlands, adopted by a two/third majority if less than half of the issued capital is present or represented at the meeting. In addition, (minutes of) the resolution on the capital reduction will need to be deposited with the Dutch trade register and such is to be announced in a Dutch daily newspaper. Following the aforementioned announcement, a two-month opposition period will commence during which creditors may file an opposition to the capital reduction with the relevant Dutch court, requesting security for their claim. The resolution to reduce PicPay Netherlands’ capital will not be effective until the opposition period has ended and, if opposition has been filed timely, upon the withdrawal of the opposition or upon an order setting aside the opposition becoming enforceable.

If a conversion share is held by anyone other than PicPay Netherlands (the “Transferor”), such Transferor shall be obliged to offer and transfer such conversion share to PicPay Netherlands unencumbered and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant conversion shares to PicPay Netherlands, the voting rights, meeting rights and rights to receive distributions attached to the relevant conversion shares are suspended. As such, a Transferor will not be entitled to vote on the conversion shares, nor to receive dividends on these shares. If the Transferor fails to offer and transfer the relevant conversion shares to PicPay Netherlands within 30 days after the conversion date, PicPay Netherlands is irrevocably empowered and authorized to offer and transfer the relevant conversion shares to PicPay Netherlands until such transaction occurs. No votes may be cast on conversion shares held by PicPay Netherlands or a subsidiary. For more information on the dividend rights of conversion shares, see “—Dividend and Capitalization of Profits.”

The end result of the conversion of Class B common shares and subsequent transfer to PicPay Netherlands of conversion shares is that a shareholder will hold one Class A common share for each Class B common share it held at the time of conversion.

Notwithstanding the conversion mechanics described above, PicPay Netherlands shall not proceed with the acquisition of conversion shares after receipt of a conversion request (as set out above) to the extent it would not be allowed to acquire such shares under Dutch law. In such event, the board of directors shall propose to our general meeting that the requisite number of Shares held in treasury be cancelled in order to again allow for the acquisition of conversion shares.

Upon the conversion of Class B common shares into Class A common shares and conversion shares, the authorized share capital of PicPay Netherlands shall decrease with the number of Class B common shares so converted and shall increase with the number of Class A common shares and conversion shares into which such Class B common shares are converted.

Our Class A common shares are not convertible into Class B common shares under any circumstances.

Equal Status

Except as expressly provided in the Articles of Association and as set forth in this annual report, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters.

Record Dates

The record date of each general meeting shareholders is the twenty-eighth day prior to the date of the general meeting so as to establish which shareholders are entitled to attend and vote at the general meeting. Only holders of shares and other persons entitled to vote or attend the general meeting at such record date are entitled to attend and vote at the general meeting.

General Meetings of Shareholders

Annual Meeting. Under Dutch law, we are required, as a public limited liability company, to hold at least one shareholder meeting each year. An annual general meeting must be held within six months from the end of the preceding financial year. The agenda of the annual general meeting shall announce, among other things, discussion of implementation of the remuneration policy, discussion and adoption of the annual accounts and other proposals brought up for discussion by the board of directors.

General Meeting and Place of Meetings. Other general meetings will be held if requested by the board of directors, or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of PicPay Netherlands (taking into account the relevant provisions of Dutch law, the Articles of Association and the applicable stock exchange regulations). General meetings of shareholders will be held in Amsterdam, Amstelveen or Haarlemmermeer (Schiphol Airport), the Netherlands.

Convocation Notice and Agenda. General meetings can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued with due observance of the statutory notice period and in accordance with Dutch law. Under Dutch law, the notice must be given at least fifteen days prior to the date of the meeting considering the applicable record date for the meeting. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend the general meeting must be made on our company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a general meeting may contain the items requested by one or more shareholders representing at least 3% of the issued share capital of PicPay Netherlands, taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the board of directors at least 60 days before the day of the meeting.

The Dutch Corporate Governance Code provides that, if one or more shareholders intend to request that an item be put on the agenda that may result in a change in PicPay Netherlands’ strategy, the board of directors must be given the opportunity to invoke a response time granting a reasonable period not exceeding 180 days to respond to such intention. If invoked, the board of directors must use such response time for further deliberation and constructive consultation, in any event with the shareholder(s) concerned, and shall explore alternatives. At the end of the response time, the board of directors shall report on this consultation and the exploration of alternatives to the general meeting. The response time may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response time may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting be convened.

Admission and Registration. Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the Shares accrues, shall be authorized to attend a general meeting, to address the general meeting and to exercise its voting rights. The record date of each general meeting is the twenty-eighth day prior to the date of the general meeting so as to establish which shareholders are entitled to attend and vote at the general meeting. Only holders of Shares and other persons entitled to vote or attend the general meeting at such record date are entitled to attend and vote at the general meeting. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the general meeting may register and exercise their rights. Those entitled to attend a general meeting may be represented at a general meeting by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically. Directors have the right to render their advice at a general meeting.

Written resolutions. The Articles of Association do not provide that resolutions of the general meeting can be adopted by written consent. However, for as long as Class B common shares or conversion shares, as applicable, are not admitted to listing and trading on a stock exchange with the cooperation of PicPay Netherlands, resolutions of the meeting of holders of Class B common shares or holders of conversion shares, as applicable, may be adopted in writing without holding a meeting.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

Dissolution and Liquidation; Merger and Demerger

The general meeting, at the proposal of the board of directors, may resolve to dissolve PicPay Netherlands. In the event of dissolution, PicPay Netherlands will be liquidated in accordance with Dutch law and the Articles of Association and the liquidation shall be arranged by the members of the board of directors, unless the general meeting appoints other liquidators. During liquidation, the provisions of the Articles of Association will remain in force as long as possible.

During liquidation, to the extent possible the Articles of Association shall continue to apply. The Class A common shares and Class B common shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of PicPay Netherlands shall be transferred to the shareholders pro rata in proportion to the number of Class A common shares and Class B common shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of a conversion share shall first be transferred on each conversion share to the holders of the conversion shares.

A resolution by the general meeting regarding the legal merger or demerger of PicPay Netherlands requires a simple majority. If less than half of the issued capital of PicPay Netherlands is present or represented at the general meeting concerned, a resolution regarding the legal merger or demerger of PicPay Netherlands requires a two-thirds majority.

Amendments to the Articles of Association

The general meeting may, at the proposal of the board of directors and by a simple majority, resolve to amend the Articles of Association. The rights of shareholders may be changed only by amending the Articles of Association in compliance with Dutch law.

Reduction of Share Capital

The general meeting, at the proposal of the board of directors, may resolve to cancel Shares which are held by PicPay Netherlands in treasury or to reduce the nominal value of the Shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at a general meeting if less than 50% of the issued capital is present or represented at the meeting. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.

Transfer of Shares

Common shares are, in principle, freely transferable.

In accordance with the provisions of Dutch law and our Articles of Association, the transfer of shares or creation of a right of pledge or right of usufruct thereon requires a deed executed for that purpose and, save in the event PicPay Netherlands itself is a party to such legal act, written acknowledgement by PicPay Netherlands of the transfer. Service of notice of the deed or of a certified notarial copy or extract of that deed on PicPay Netherlands will be the equivalent of such acknowledgement.

The beneficial entitlement to our Class A common shares are traded on Nasdaq in book-entry form and may be transferred in accordance with Nasdaq’s rules and regulations. Shares that have been entered into the electronic book-entry system will be registered in the name of Cede & Co. as nominee of DTC. The above-mentioned requirements applicable to a transfer of the shares do not apply to the trading of such beneficial entitlements in shares.

Share Repurchase

PicPay Netherlands may acquire its own fully paid-up shares for no consideration, or subject to certain provisions of Dutch law and the Articles of Association for consideration, if: (1) our equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves; (2) PicPay Netherlands would thereafter not hold a pledge over shares or together with its subsidiaries hold shares with an aggregate nominal value exceeding 50% of the issued share capital; and (3) the board of directors has been authorized to do so by the general meeting, which authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange.

Pursuant to a resolution adopted by our general meeting dated January 28, 2026, our board of directors was irrevocably granted the authority for a period of 18 months commencing on January 30, 2026 (being the date we closed our initial public offering), to to acquire fully paid-up Class A Common Shares by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Class A Common Shares on Nasdaq (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by the Company), up to 10% of the Company's issued capital (determined as at close of business on January 30, 2026).

PicPay Netherlands can, jointly with its subsidiaries, hold shares in its own capital exceeding 10% of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Owned shares pledged by PicPay Netherlands and its subsidiaries are taken into account in this respect. Any shares held by PicPay Netherlands in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate PicPay Netherlands for the value of the shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange and held by PicPay Netherlands for more than one year after acquisition thereof.

Dividends and Capitalization of Profits

Dividend Policy. We have adopted a dividend policy with respect to payments of any future dividends by PicPay Netherlands.

Manner and Time of Dividend Payments. Profit is distributed after the adoption of the annual accounts from which it appears that distribution of such profit is admissible. PicPay Netherlands may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up part of the capital plus the reserves as required to be maintained by Dutch law.

The general meeting may determine which part of the profits shall be reserved for purposes of a distribution, and may subsequently resolve to distribute any part of such profits to shareholders as dividend after the adoption of PicPay Netherlands’ annual accounts demonstrating that such distribution is legally permitted. The general meeting furthermore may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the Shares; without such resolution, these profits in respect of which the general meeting has not resolved for these to be distributed shall also be reserved. From time to time during the course of the year, the board of directors (without prior shareholder approval being required) may also make interim distributions or distributions from reserves, subject to certain conditions of Dutch law and our Articles of Association. Such distributions may only be made insofar as PicPay Netherlands’ equity exceeds the aggregate of the paid up and called up part of the issued share capital with the reserves required to be maintained by Dutch law or the Articles of Association based on the (interim) financial statements signed by our board of directors. The interim financial statements should reflect the financial position of PicPay Netherlands no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

PicPay Netherlands may declare dividends in kind by issuing new shares or otherwise provided that the general meeting has authorized the board of directors to do so.

The holders of Class A common shares and Class B common shares shall be entitled to share pari passu in any dividends that may be declared in respect of Shares from time to time as any and all distributions on the common shares shall be made in such a way that on each share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, for each conversion share issued and outstanding an amount equal to one percent (1%) of the nominal value of such conversion share shall first be added to the dividend reserve maintained for the holders of conversion shares, and (b) following such, no further distribution shall be made on conversion shares nor shall any profit be added to the dividend reserve maintained for the holders of conversion shares, in respect of such financial year. The conversion shares are entitled to distributions as Dutch law does not allow for a Dutch public limited liability company to issue non-profit shares. By prioritizing a distribution made on the conversion shares there is no limit as to the amount which may be distributed on Class A common shares and Class B common shares following the addition of an amount equal to 1% of the nominal value of each issued and outstanding conversion share to the dividend reserve maintained for the benefit of the holders of the conversion shares. If at any time distributions are made on the common shares, to the extent any conversion shares are issued and outstanding (i.e. held by anyone other than the Company) an amount equal to EUR0.0009 per conversion share shall be added to the dividend reserve maintained for the holders of conversion shares. If and as long as a conversion share is held by anyone other than the Company, the rights to distributions attached to such share will be suspended. As such, a shareholder will not be entitled to receive a distribution on conversion shares if it has failed to offer and transfer such conversion shares to the Company for no consideration.

Any determination to pay dividends will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, PicPay Netherlands may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up issued capital plus the reserves as required to be maintained by Dutch law.

Uncollected Dividends. A claim for any dividend declared lapses five years after the date on which those dividends were released for payment. Any dividend that is not collected within this period reverts to PicPay Netherlands.

Taxation of Dividends. Dividend payments can be subject to withholding tax in the Netherlands. For information about the Dutch tax issues relating to dividend payments, see “Item 10. Additional Information—E. Taxation—Material Dutch Tax Consequences—Dividend Withholding Tax.”

For information about U.S. federal income issues relating to dividend payments, see “Item 10. Additional Information—E. Taxation—U.S. Federal Income Tax Considerations for U.S. Holders—Taxation of Distributions.”

Board of Directors

PicPay Netherlands has a one-tier board structure, comprising both executive directors having responsibility for the day-to-day management and non-executive directors having the task to supervise the performance of the directors. Our Articles of Association provide that the board of directors will be composed of not less than four and not more than 11 directors of which a minimum of one and a maximum of three executive directors and a minimum of three and a maximum of ten non-executive directors, with the number being determined by the board of directors. There are no provisions relating to retirement of directors upon reaching any age limit and only individuals can be a member of our board of directors. For more information about our board of directors, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Board of Directors.”

The directors shall be appointed as such by our general meeting. The board of directors may nominate one or more candidates for each vacancy. The general meeting determines whether a director is an executive director or a non-executive director upon his or her appointment. The general meeting shall appoint one of the non-executive directors as chairman of the board of directors. Under our Articles of Association, directors are appointed by the general meeting to serve on our board of directors for a term of approximately one year, which period shall end immediately after the annual general meeting that will be held in the calendar year after the date of his or her appointment. A director may be reappointed, with due observance of the provision in the previous sentence. A non-executive director may be in office for a period not exceeding 12 years, which period may or may not be interrupted, unless at the proposal of the board of directors the general meeting of shareholders resolves otherwise.

The task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. Tasks that are not allocated fall within the power of the board of directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of PicPay Netherlands (including supervision thereof in case of non-executive directors).

In the performance of their tasks, the directors shall be guided by the interests of PicPay Netherlands and the enterprise connected with it. Under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The interest of the Company is usually determined primarily by promoting the continued success of the enterprise affiliated to the Company.

PicPay Netherlands has a policy in respect of the remuneration of the board of directors. With due observation of the remuneration policy, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that executive directors do not participate in the deliberations and decision-making regarding the determination of the remuneration of executive directors.

We have an audit committee, a compensation committee, a nomination committee and any other board committees that our board of directors resolves to create. See “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Committees” for an overview of the tasks and responsibilities of each committee.

Removing or Suspending a Director and Vacancies

A director may at any time be suspended or dismissed by the general meeting. A resolution by the general meeting to suspend or dismiss a director can only be adopted by a two/thirds majority in a meeting at which at least half of the issued and outstanding capital is present or represented. An executive director may also be suspended by the board of directors. A suspension can be revoked by the general meeting at any time. A suspension may be extended one or more times, but may not last longer than three months in aggregate. If, at the end of that period, no decision has been taken on the termination of the suspension or on removal, the suspension shall end.

In the event of a vacancy, a new director shall be appointed by the general meeting, for which vacancy the board of directors may nominate one or more candidates. The Articles of Association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all non-executive directors, the general meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the non-executive directors to one or more other individuals.

Proceedings of the Board of Directors

Our Articles of Association provide for PicPay Netherlands to be managed by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. The board regulations may provide for a qualified majority. In the case of an equality of votes, the chairman shall have a casting vote. Pursuant to Dutch law and our Articles of Association, a director shall not participate in deliberations and the decision-making process of a relevant resolution in the event they have a direct or indirect personal interest conflicting with the interests of PicPay Netherlands and the enterprise connected with it. If the board of directors is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the board of directors, but the board of directors shall record in writing the reasons for the resolution. If a director does not comply with the provisions on conflicts of interest, the applicable resolution is subject to nullification and the director may be held liable towards our company. This nullification, however, only has internal effect and does not affect the external representation of the company by a director.

Subject to the provisions of our Articles of Association, the board of directors shall adopt board regulations dealing with its internal organization, the decision-making process, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the board of directors, the executive directors, the non-executive directors and committees established by the board of directors. Board meetings shall be held at least once every calendar quarter.

Dutch law and/or the Articles of Association provide that resolutions of the board of directors involving major changes in PicPay Netherlands’ identity or character, as well as resolutions regarding a merger, consolidation, scheme, arrangement or other business combination in which PicPay Netherlands is involved with a value exceeding US$10,000,000, are subject to the approval of the general meeting. See “—Voting Rights” for a description of such resolutions.

Liability of Directors

Under Dutch law, the management of a company is a collective and each director can be held jointly and severally liable to PicPay Netherlands for damages in the event of improper or negligent performance of their duties. In such scenario, all directors are jointly and severally liable to PicPay Netherlands for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that they cannot be held liable for serious culpable conduct for the mismanagement and that they have not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code. In certain circumstances, including in the event of bankruptcy of PicPay Netherlands, directors may incur additional specific civil and criminal liabilities. See “Item 6. Directors, Senior Management and Employees—B. Compensation—Exculpation and Indemnification of Directors and Officers” for a description of the indemnification provisions in our Articles of Association.

Executive Officers

Our board of directors has appointed executive officers and granted them a general power of attorney to represent PicPay Netherlands.

Our Articles of Association provide that the board of directors may appoint executive officers with general or limited power to represent the Company. Each executive officer shall be competent to represent the Company, subject to the restrictions imposed on them. The board of directors shall determine each executive officer’s title. Such officers, and the contents of their powers to represent the Company, should be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

For more information about our executive officers, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Executive Officers.”

Inspection of Books and Records

Under Dutch law, the board of directors is required to provide the general meeting in good time with all information that a shareholder requires during a general meeting, unless this would be contrary to an overriding interest of the Company. If the board invokes an overriding interest, it must give reasons. On application by a shareholder or a pledgee or usufructuary of Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a Share.

Register of Shareholders

Our publicly traded Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A common shares.

Under Dutch law, the board of directors must keep a register of shareholders that includes:

●	the names and addresses of the shareholders;

●	the date on which a shareholder was registered as such;

●	the date on which a shareholder ceased to be a shareholder; and

●	any further information as required by Dutch law or considered appropriate by the board of directors.

The board of directors may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

Annual Accounts and Independent Auditor

PicPay Netherlands will be required to publish its annual accounts within five months after the end of each financial year. The annual accounts are required to be made available to the public during a period of at least ten years.

All directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted at the annual general meeting, at which meeting the directors may be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts for the relevant financial year insofar this appears from the annual accounts. The annual accounts, the board report and independent auditor’s report are made available through our website to the shareholders and other persons with meeting rights for review as from the day of the notice convening the annual general meeting.

Anti-Takeover Provisions in our Articles of Association

Some provisions of our Articles of Association may discourage, delay or prevent a change in control of PicPay Netherlands or the board of directors that shareholders may consider favorable. In particular, the capital structure of PicPay Netherlands concentrates ownership of voting rights in the hands of holders of our Class B common shares. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of PicPay Netherlands to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the board of directors of PicPay Netherlands. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

The Class B common shares of PicPay Netherlands are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share.

J&F Participações beneficially owns 100% of our Class B common shares and controls more than 50% of the voting rights in the general meeting immediately prior to and is expected to control more than 50% of the voting rights in the general meeting immediately. Accordingly, J&F Participações has the ability to appoint all directors, albeit the board of directors has a nomination right, and to determine the outcome of most matters submitted for a vote of the general meeting. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial. All of the issued and outstanding capital stock of J&F Participações is jointly controlled, pursuant to a shareholders’ agreement, by our ultimate controlling shareholders. For more information about the shareholders’ agreement of J&F Participações, see “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders—Shareholders’ Agreement of J&F Participações.”

So long as J&F Participações has the ability to determine the outcome of most matters submitted to a vote of the general meeting, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the appointment of directors. As a result, the fact that PicPay Netherlands has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of PicPay Netherlands.

Protection of Non-Controlling Shareholders

Non-controlling shareholders may bring certain actions against us and our directors under Dutch law to protect their rights. We have included a non-exhaustive overview of certain actions that we believe may be relevant to non-controlling shareholders.

Under Dutch law, shareholders meeting certain thresholds (including non-controlling shareholders) and certain other stakeholders of the company can initiate inquiry proceedings (enquêteprocedure) with the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeal (Gerechtshof Amsterdam) (“Enterprise Chamber”). Inquiry proceedings are in principle limited in scope to corporate governance issues. Hence, no liability can be established in such proceedings nor can parties claim damages.

Inquiry proceedings are split into two phases. In the first phase of the proceedings, an inquiry into our policy and the conduct of our business may be requested. The Enterprise Chamber may order such an inquiry if it finds well-founded reasons to doubt the soundness of our policies and/or the conduct of our business. Within two months of the filing of the inquiry report, if any interested party finds sufficient grounds, they may file a new application with the Enterprise Chamber requesting it to establish mismanagement and to order definitive measures. This is the second phase of the inquiry proceedings. If the Enterprise Chamber establishes mismanagement in that second phase of the proceedings, it can order one or more definitive measures, i.e. the suspension or nullification of resolutions, appointment, suspension or dismissal of directors, temporarily setting aside specific clauses included in the Articles of Association, temporary transfer of shares to a trustee; and/or liquidation of the company.

Pending the inquiry proceedings, parties to such proceedings may request certain injunctive relief by means of immediate measures. The Enterprise Chamber may, at any time during the inquiry proceedings, order such immediate measures if – at its sole discretion – it deems such measures necessary in light of the state of the company and/or if this would be in the interest of the inquiry. If granted, such measures remain in effect until the earlier of the end of the inquiry proceedings or a set date so determined by the Enterprise Chamber at its sole discretion.

Non-controlling shareholders may initiate summary proceedings (kort geding) before the competent Dutch court seeking that injunctive relief is ordered.

Any interested party, including non-controlling shareholders, may bring an action before the competent Dutch court seeking to annul a resolution by one of our corporate bodies, including our board of directors and the general meeting. Such action may be granted within one year as from the date on which (a) sufficient publicity of the resolution was given or (b) the claimant(s) became aware of the resolution or was notified thereof. A resolution may be annulled by the competent court on the grounds that it is (a) contrary to statutory provisions or provisions in the Articles of Association regulating the passing of resolutions; (b) contrary to the principles of reasonableness and fairness; and/or (c) any of our by-laws.

Registration Rights and Restricted Shares

Although no shareholders of PicPay Netherlands have formal registration rights, they or entities controlled by them or their permitted transferees will, subject to the certain lock-up agreements entered into in connection with our initial public offering, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

Squeeze-Out Provisions

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who (alone or together with its group companies) holds at least 95 percent of the issued share capital of PicPay Netherlands may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.

Despite the fact that there is not any other specific statutory squeeze-out proceedings at a lower level of control than 95 percent, it is not uncommon for the offeror under a public offer and the target to agree on a post-offering restructuring transaction, pursuant to which the offeror may require the target to sell its assets to the offeror against payment of a consideration equal to the offering price. Such transaction is subject to the approval of the general meeting of the target. The remaining minority shareholders will receive their relative portion of the purchase price of this sale through a liquidation distribution in cash as part of the liquidation process of the target. Such transaction usually can be implemented if the offeror has obtained a supermajority acceptance of the offer which is lower than 95 percent.

Because Class A common shares will only be listed on Nasdaq, no mandatory bid requirement is applicable pursuant to Dutch law.

Cooling-off Period

Pursuant to Dutch law, a statutory cooling-off period of up to 250 days can be invoked by the board of directors, during which the general meeting of PicPay Netherlands would not be able to dismiss, suspend or appoint members of the board of directors (or amend the provisions in the Articles of Association governing these matters) unless these matters were proposed by the board of directors. This cooling-off period could be invoked by the board of directors in the event:

●	shareholders, using either their shareholder proposal right or their right to request a general meeting, propose an agenda item for the general meeting to dismiss, suspend or appoint a director (or to amend any provision in the Articles of Association dealing with those matters); or

●	a public offer for PicPay Netherlands has been announced or made without agreement having been reached with PicPay Netherlands on such offer,

●	provided, in each case, that in the opinion of the board of directors such proposal or offer materially conflicts with the interests of PicPay Netherlands and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

●	the expiration of 250 days from:

(a)	in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next general meeting has expired;

(b)	in case of shareholders using their right to request a general meeting, the day when they obtain court authorization to do so; or

(c)	in case of a public offer as described above being made without agreement having been reached with PicPay Netherlands on such offer, the first following day;

●	the day after a public offer without agreement having been reached with PicPay Netherlands on such offer, having been declared unconditional; or

●	the board of directors deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

●	the board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of PicPay Netherlands and its business;

●	the board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

●	if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the board of directors must gather all relevant information necessary for a careful decision-making process. In this context, the board of directors must at least consult with shareholders representing at least 3% of PicPay Netherlands’ issued share capital at the time the cooling-off period was invoked and with PicPay Netherlands’ works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on PicPay Netherlands’ website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our company website. This report must also remain available for inspection by the shareholders and others with meeting rights under Dutch law at PicPay Netherlands’ office and must be tabled for discussion at the next general meeting.

Comparison of Dutch and U.S. Corporate Law

Because we are a Dutch public limited liability company, the rights of our shareholders are governed by applicable Dutch law and by the Articles of Association.

The following is a summary comparison of certain differences between the rights PicPay Netherlands’ shareholders will have as shareholders under applicable Dutch law, including Book 2 of the Dutch Civil Code, and our Articles of Association, and the rights of shareholders under the Delaware general corporation law (the “DGCL”), in a corporation incorporated in Delaware. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements or on our governance or other policies. Such rights, obligations or provisions generally apply equally to the Shares.

	PicPay Netherlands	Delaware Entity

Authorized and Outstanding Capital Stock; Payment on Shares

Under Dutch law, at least 20% of the authorized capital of a public limited liability company must be issued and at least 25% of the nominal value of the issued shares (and authorized share capital) must be paid up. The issued and paid-up capital must amount to at least EUR45,000. Payment on shares in kind is possible. The articles of association include the authorized capital.

Under Dutch law, the general meeting is authorized to issue shares or delegate such authority to the board of directors.

Under the DGCL, capital stock issued by a Delaware corporation may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the company, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by our company’s board of directors.

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

Consolidation and Division; Subdivision	Under Dutch law, the general meeting may resolve to reduce the issued capital by reducing the nominal value of shares by amending the articles of association or by cancelling shares which our company holds. The issued shares may also be combined into a smaller number of shares or split into a greater number of shares through an amendment of the articles of association. The articles of association include for a resolution by the general meeting to reduce the issued capital to be adopted at the proposal of the board of directors.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation approved by shareholders.

Pre-emption Rights	Under the Articles of Association, each shareholder has a pre-emptive right upon an issuance of common shares (or the granting of rights to subscribe for common shares) whereby each shareholder will receive Class A common shares and Class B common shares in the same proportion as is held by such shareholder at 9:00 a.m. Eastern Time on the date the issue of shares is resolved upon or such other date as determined by the board of directors, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting can delegate such authority to the board of directors for a period not exceeding five years. No pre-emptive rights shall apply in respect of any issuance of conversion shares.

Under the DGCL, shareholders have no pre-emptive rights on any issuances of stock or security convertible into such stock unless, and to the extent, such rights are expressly provided for in the certificate of incorporation.

	PicPay Netherlands	Delaware Entity

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

PicPay Netherlands can only make distributions insofar its equity exceeds the aggregate of the paid up and called up part of the issued capital increased with the reserves required to be maintained by Dutch law or the Articles of Association. This rule applies to both dividend distributions (out of profit) and distributions of freely distributable reserves (such as share premium). Subject to such restrictions, any future determination to pay dividends will be at the discretion of the general meeting and will depend on a number of factors.

The general meeting may determine which part of the profits shall be reserved for purposes of a distribution, and may subsequently resolve to distribute any part of such profits to shareholders as dividend after the adoption of PicPay Netherlands’ annual accounts demonstrating that such distribution is legally permitted. Profits in respect of which the general meeting has not resolved for these to be distributed shall also be reserved.

From time to time during the course of the year, the board of directors (without prior shareholder approval being required) may also make interim distributions or distributions from reserves, subject to certain conditions of Dutch law and our Articles of Association. Such distributions may only be made insofar as PicPay Netherlands’ equity exceeds the aggregate of the paid up and called up part of the issued share capital with the reserves required to be maintained by Dutch law or the Articles of Association based on the (interim) financial statements signed by our board of directors. The interim financial statements should reflect the financial position of PicPay Netherlands no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

Repurchase

The board of directors may – subject to several capital protection rules – repurchase shares if authorized thereto by the general meeting, which authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. No authorization of the general meeting is required if shares are acquired by PicPay Netherlands with the intention of transferring such shares to employees of PicPay Netherlands or any group company of PicPay Netherlands under a scheme applicable to such employee, provided that such shares are listed on a stock exchange. The general meeting may authorize the board of directors, each year to repurchase shares for a period of 18 months.

Distributions / Dividends

Under the DGCL, a Delaware corporation’s board of directors may declare and pay dividends to the holders of such corporation’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of such corporation’s capital stock or in other property.

Repurchases / Redemptions

Unless otherwise restricted in a Delaware corporation’s certificate of incorporation and subject to notice requirements under the DGCL, a Delaware corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If a Delaware corporation designates and issues shares of a series of preferred stock that are redeemable in accordance with its terms, such terms will govern the redemption of such shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. Shares that have been repurchased but have not been cancelled may be resold by a corporation for such consideration as the board may determine in its discretion.

	PicPay Netherlands	Delaware Entity

Dividends in Shares; Bonus Issues	PicPay Netherlands may declare dividends in kind by issuing new shares or otherwise provided that the general meeting has authorized the board of directors to do so.	The DGCL does not restrict distributions of capital stock to shareholders in the form of a share dividend.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Upon an issuance of Shares, the nominal amount thereof, and any share premium, must be paid. Shares may only be issued against payment in full of the amount. Insofar as no other form of payment has been agreed, payment on Shares shall be made in cash.	Under the DGCL, a Delaware corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Share Certificates	Dutch law allows a public limited liability company to issue share certificates, provided these are kept by a central institute or intermediary within the meaning of article 1 of the Dutch Giro Securities Act. The Articles of Association do not allow the issuance of share certificates.	The DGCL does not restrict use of physical share certificates or book-entry shares.

Election of Directors	Our executive directors and non-executive directors shall be appointed by the general meeting. In the event of a vacancy, a new director shall be appointed by the general meeting, for which vacancy the board of directors may nominate one or more candidates. The board of directors shall consist of a minimum of four directors and a maximum of eleven directors. In addition, the number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of one and a maximum of three executive directors and a minimum of three and a maximum of ten non-executive directors. The general meeting shall appoint one of the non-executive directors as chairman of the board of directors.	A Delaware corporation’s directors are elected by shareholders at an annual meeting of shareholders. The board of directors may determine the number of board members who will serve on the board, or such number may be fixed in the certificate of incorporation. The DGCL provides that shareholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

Removal of Directors; Vacancies

Suspension / Dismissal

A director may at any time be suspended or dismissed by the general meeting by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

Vacancies

In the event of a vacancy, a new director shall be appointed by the general meeting, for which vacancy the board of directors may nominate one or more candidates. The Articles of Association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all non-executive directors, the general meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the non-executive directors to one or more other individuals.

Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies

Delaware corporations may specify in their certificate of incorporation or bylaws the procedure for addressing board vacancies, which may be filled by the board of directors or by the shareholders at a meeting.

	PicPay Netherlands	Delaware Entity

Duties of Directors

Under Dutch law, the board of directors, consisting of executive directors and non-executive directors, is responsible for the company’s management, the general affairs of the company’s business and the general affairs of its subsidiaries.

It is also responsible for determining the company’s strategy and outlining its policy.

The board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the decision-making process, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees. In the performance of their tasks, the directors shall be guided by the interests of the company and the enterprise connected with it. Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the decision-making process, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders.

A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

	PicPay Netherlands	Delaware Entity

Approval of Board Resolutions	Under Dutch law and our Articles of Association any important change in the identity or character of PicPay Netherlands must be approved by the general meeting, including (i) the transfer of the business enterprise of PicPay Netherlands or practically the entire business enterprise of PicPay Netherlands business and/or assets to a third party, (ii) the entering into or termination of a long-lasting cooperation by PicPay Netherlands or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, if such cooperation or the termination thereof is of essential importance to PicPay Netherlands, and (iii) the acquisition or disposal by PicPay Netherlands or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes set out in the last adopted annual accounts of PicPay Netherlands. In addition, under the Articles of Association any resolutions of the board of directors regarding a merger, consolidation, scheme, arrangement or other business combination in which PicPay Netherlands is involved with a value exceeding US$10,000,000 must be approved by the general meeting.

Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

	PicPay Netherlands	Delaware Entity

Conflicts of Interest of Directors

According to Dutch law, a director shall not take part in the deliberation and decision-making if he or she has a direct or indirect personal interest therein, which is in conflict with the interests of our company and its business. In case all directors have a conflict of interest, the resolutions will be adopted by the general meeting, unless the articles of association provide otherwise. The Articles of Association provide that if there is a personal conflict of interest in respect of all directors, the decision shall nevertheless be taken by the board of directors, and shall be disclosed and explained by the board of directors in the board report.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards our company. This nullification, however, only has internal effect and does not affect the external representation of the company by a director.

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

●  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

●  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

●  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Officers and Directors

Pursuant to the Articles of Association, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) PicPay Netherlands brought the procedure in question before a court.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status, whether or not the corporation would have the power to indemnify such person against such liability.

	PicPay Netherlands	Delaware Entity

Limitation on Director Liability

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of directors.

Under the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages for breach of his fiduciary duties as a director, provided that it does not eliminate or limit the liability of a director:

●  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

●  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●  under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of shares); or

●  for any transaction from which the director derived an improper personal benefit.

Annual Meetings of Shareholders

Under Dutch law, public limited liability companies are required to hold at least one shareholder meeting each year. This annual general meeting must take place within six months from the end of the preceding financial year.

The general meeting of PicPay Netherlands shall be held in Amsterdam, Amstelveen or Haarlemmermeer (Schiphol Airport), the Netherlands.

A subject for discussion at the general meeting that has been requested in writing by one or more shareholders who individually or jointly represent at least three percent of our company’s issued share capital shall be included in the notice of the general meeting, provided that the company has received the request no later than 60 days before the day of the meeting

The DGCL provides that if a corporation has not held its annual meeting of shareholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, a court may summarily order a meeting to be held upon the application of any shareholder or director.

The bylaws of a Delaware corporation generally provide for procedure for the determination of the date, time and place of the annual meeting of shareholders. The content of the meeting is dictated by the board of directors and included in the notice of a meeting. The bylaws also generally include advance notice provisions, which provide a means for a shareholder to raise a proposal at a meeting, and may further provide for proxy access, which enables a shareholder to include a proposal in the notice and proxy statement for a meeting.

	PicPay Netherlands	Delaware Entity

Calling Special Meetings of Shareholders	Other general meetings of shareholders will be held if requested by the board of directors, or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.	Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

Notice Provisions	The convocation notice of the general meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of PicPay Netherlands and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.	Under the DGCL, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by a corporation under any provision of the DGCL, its certificate of incorporation or its bylaws may be given in writing directed to the shareholder’s mailing address (or by electronic transmission directed to the shareholder’s electronic mail address, as applicable) as it appears on the records of the corporation.

Quorum at Shareholder Meetings	Pursuant to Dutch law, the validity of a resolution of the general meeting is not dependent on the question which part of the share capital is represented at such meeting, unless Dutch law or the articles of association describes otherwise.	Under the DGCL, and as typically provided for in certificates of incorporation or bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum at any meeting of shareholders, unless otherwise specified in the certificate of incorporation or bylaws. In no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Voting Rights	Each Class A common share confers the right to cast one vote at a general meeting and each Class B common share confers the right to cast ten votes at a general meeting. If and to the extent voting rights are not suspended, each conversion share confers the right on the holder to cast nine votes at a general meeting. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the Articles of Association prescribe a larger majority.	Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise.

Shareholder Action by Written Consent	The Articles of Association do not provide that resolutions of the general meeting can be adopted by written consent. However, for as long as Class B common shares or conversion shares, as applicable, are not admitted to listing and trading on a stock exchange with the cooperation of PicPay Netherlands, resolutions of the meeting of holders of Class B common shares or holders of conversion shares, as applicable, may be adopted in writing without holding a meeting.	Under the DGCL, shareholders may, unless the certificate of incorporation otherwise provides, act by written consent with the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders.

	PicPay Netherlands	Delaware Entity

Shareholder Suit	Under Dutch law, in the event that a third party is liable to PicPay Netherlands, only PicPay Netherlands itself can bring civil action against that party. Shareholders of PicPay Netherlands do not have the right to bring an action on behalf of PicPay Netherlands. Only in the event that the cause for the liability of a third party to PicPay Netherlands also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. See the section entitled “—Enforcement of Civil Liabilities Against Foreign Persons” below.	Generally, Delaware corporations may be sued under federal securities law, and under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Inspection of Books and Records

Under Dutch law, the board of directors is required to provide the general meeting in good time with all information that a shareholder requires during a general meeting, unless this would be contrary to an overriding interest of our company. If the board invokes an overriding interest, it must give reasons.

On application by a shareholder or a pledgee or usufructuary of Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

Under the DGCL, a shareholder or his or her agent has a right to inspect the corporation’s ledger, a list of all of its shareholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a shareholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days after the demand, the shareholder may apply to a Delaware court for an order to compel such inspection.

Disclosure of Interests in Shares	Under Dutch law, each shareholder of a company admitted to listing and trading on an EU regulated market who holds a substantial holding in that company should forthwith notify the competent authority of such substantial holding. Substantial holding means the holding of at least 3% of the shares or the ability to vote on at least 3% of the voting rights of such shares. Because the Shares will not be admitted to listing and trading on an EU regulated market, these (EU-regulated) disclosure provisions do not apply.	Although the DGCL requires Delaware corporations to maintain a list of registered stockholders and record transfers of registered shares, there is no requirement under the DGCL for shareholders to provide notifications of their share ownership. Such notification requirements are governed by the U.S. federal securities laws.

	PicPay Netherlands	Delaware Entity

Shareholder Approval of Transaction(s)	Under Dutch law, any important change in the identity or character of PicPay Netherlands must be approved by the general meeting, including: (i) the transfer of the enterprise of PicPay Netherlands or practically the entire enterprise of PicPay Netherlands to a third party; (ii) the conclusion or cancellation of any long-lasting cooperation by PicPay Netherlands or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to PicPay Netherlands; and (iii) the acquisition or disposal by PicPay Netherlands or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of PicPay Netherlands. In addition, under the Articles of Association any resolutions regarding a merger, consolidation, scheme, arrangement or other business combination in which PicPay Netherlands is involved with a value exceeding US$10,000,000 must be approved by the general meeting. The absence of any such approval of the general meeting does not affect the authority of the board of directors or directors to represent PicPay Netherlands.

Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting power of a corporation entitled to vote on the matter is required to amend the certificate of incorporation and approve mergers and consolidations involving the incorporation (with certain exceptions), the dissolution of the corporation and the sale, lease or exchange of all or substantially all of the assets of the corporation.

Under the DGCL, if a parent entity owns 90% of the outstanding shares of each class of shares of a subsidiary corporation that otherwise would be entitled to vote on such merger, such corporation may be merged into its parent without the approval of shareholders of either entity.

Rights of Dissenting Shareholders	The concept of dissenting rights does not exist under Dutch law other than in respect of a cross-border merger of PicPay Netherlands whereby the company acts as disappearing company and merges with and into a company governed by the laws of another EU Member State. Any shareholder of PicPay Netherlands who voted against such proposal to merge the company is to file a request with PicPay Netherlands within one month after adoption of the resolution. The shares held by such shareholder and to which the request pertains will be cancelled as per the moment the merger becomes effective. Dutch law as it currently stands provides for the compensation granted to such shareholders to be determined by one or more independent experts.

Under the DGCL, shareholders have appraisal rights in connection with mergers and consolidations, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 shareholders.

However, even if the target corporation’s shares were listed on a national exchange or held by more than 2,000 holders, when the target shareholders receive consideration of any form other than shares, depository receipts in respect thereof, cash in lieu of fractional shares, or any combination thereof, the right to demand appraisal still applies.

	PicPay Netherlands	Delaware Entity

Anti-Takeover Measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Dutch law does not contain anti-takeover measures that are applicable by operation of law.

Our Articles of Association contain a dual-class share structure that gives greater voting power to the Class B common shares owned by our controlling shareholders that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of the Class A common shares and adversely affect the trading price of the Class A common shares and the voting and other rights of the holders of the Class A common shares.

For more information, see “Item 10. Additional Information—B. Memorandum and Articles of Association—Anti-Takeover Provisions in our Articles of Association.”

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, unless required by its certificate of incorporation, mergers in which 20% or less of a corporation’s shares are issued generally do not require shareholder approval. In addition, unless required by its certificate of incorporation, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.

Variation of Rights Attaching to a Class or Series of Shares	Dutch law provides for different classes of shares with different voting rights or preferred entitlement to profits. However, a class of shares without voting or profit rights is not possible with regard to public limited liability companies such as PicPay Netherlands.	Under the DGCL, Delaware corporations may provide for different rights for its different classes of shares and may provide such information in the corporation’s certificate of incorporation and/or bylaws.

Amendments of Articles of Association	The general meeting may, at the proposal of the board of directors and by a simple majority, resolve to amend the Articles of Association.	Under the DGCL, after a corporation has received payment for any of its shares, a corporation’s certificate of incorporation may be amended with approval of the board of directors and a majority of the outstanding shares entitled to vote.

Rights Upon Liquidation	The general meeting may, at the proposal of the board of directors, resolve to dissolve PicPay Netherlands.

Under the DGCL, if a dissolution is initially approved by the board of directors, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Under the DGCL, if the board has not approved a proposal to dissolve, a dissolution must be approved by the written consent of shareholders holding 100% of the total voting power of the corporation.

Enforcement of Civil Liabilities Against Foreign Persons	Judgments in civil and commercial matters obtained from U.S. federal or state courts may be enforced in the Netherlands. However, no assurance can be given that such judgments will be enforceable.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.